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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                   CRITICAL PATH ANNOUNCES AGREEMENT TO SETTLE

                        SECURITIES CLASS ACTION LAWSUITS

SAN FRANCISCO -- NOV. 8, 2001 -- Critical Path, Inc. (Nasdaq: CPTH), a global technology leader in communication platforms and integrated messaging solutions, announced today that it has reached binding memoranda of understanding to settle shareholder and derivative litigation pending against the Company and several of its former officers and directors in the United States District Court for the Northern District of California.

The shareholder litigation settlement provides for a payment of $17.5 million in cash and the issuance by Critical Path of warrants to purchase 850,000 shares of Critical Path common stock at an exercise price of $10.00 per share. The settlement amount will be covered by the Company's liability insurance. In the derivative litigation, settlement provides for certain corporate governance changes and the payment of plaintiffs' attorneys' fees.

Under the terms of the settlements, all claims against the Company and all other defendants will be dismissed without admission of liability or wrongdoing by any party. The settlements are subject to negotiation and execution of final settlement documents, notice to class members and shareholders, and review and approval by the court.

"This closes an important chapter in Critical Path's history and represents a completed step in our turnaround," said David Hayden, executive chairman of Critical Path. "With these settlements behind us, the Company can focus aggressively on our future and technological leadership in the messaging market."

About Critical Path

Critical Path, Inc. (Nasdaq: CPTH) is a global leader in communication technology and complete messaging solutions for wireless and wireline carriers, service providers and corporations through its integrated platform of messaging applications and directory infrastructure. Critical Path is headquartered in San Francisco, with offices throughout North America, Europe, Asia and Latin America. More information on Critical Path can be found at http://www.cp.net/.
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FORWARD-LOOKING STATEMENTS

This announcement contains forward-looking statements including statements relating to the proposed settlement of the class action lawsuit and its impact on our financial results and our future strategic plans for our business. Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: there can be no assurance that the parties in the securities class action lawsuit will be able to reach agreement regarding the final terms of the settlement agreement or that the settlement will be approved by the Court as proposed, or at all. These and other risks and uncertainties are described in more detail in Critical Path's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and the quarterly report on Form 10-Q for the quarter ended June 30, 2001, as may be amended from time to time, and all subsequent filings with the Securities and Exchange Commission (www.sec.gov).

Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.

CONTACT INFORMATION:
     For Reporters:                            For Investors:
     McGrath Power/PR                          Critical Path, Inc.
     Roger Fortier                             Mike Bishop
     (408) 727-0351                            (415) 344-5059
     Rogerf@mcgrathpower.com                   Mike.bishop@cp.net

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